EXHIBIT 4.9
KINARK CORPORATION
NOMINEE HOLDER CERTIFICATION

     The undersigned, a bank, broker or other nominee holder of Rights ("Rights") to purchase shares of common stock, par value $.10 per share (the "Common Stock"), of Kinark Corporation (the "Company") pursuant to the Rights Offering described and provided for in the Company's Prospectus and Proxy Statement dated _________________, 1995, (the "Prospectus"), hereby certifies to the Company and to Mellon Securities Transfer Services, as Subscription Agent for such Rights Offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as described in the Prospectus) and such beneficial owners thereof wish to subscribe for the purchase of that number of additional shares of Common Stock specified below pursuant to the Oversubscription Privilege (as described and limited in the Prospectus), listing separately below each such Basic Subscription and the corresponding Oversubscription (without identifying any such beneficial owner):


     Number of Shares    Number of Shares
     Purchased Pursuant  Purchased Pursuant
     to Exercise of      to Exercise of      Rights
     Basic Subscription  Oversubscription    Certificate
     Privilege           Privilege           Number

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

          (Attach additional beneficial owner list if necessary)


                                        Name of Nominee Holder

                                             Address

                                   By:

                                        (Please Print Name)

                                             (Title)

                                             (Date)


Provide the following information if applicable:


Depository Trust Company ("DTC")
Participant Number



DTC Basic Subscription Confirmation Number(s)


Dated:                             , 1995